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                              September 5, 1996



Ronald S. Fulford
700 West Main Street
Durham, NC  27701

Dear Ron:

This is to confirm the terms of your employment as Chairman of the Board, President and Chief Executive Officer of Liggett Group Inc.

The following are the terms of our agreement:

-    Start Date - September 5, 1996

-    Base Annual Salary - $425,000

-    Executive Incentive Plan -  Bonus payments will be solely at my discretion.

- Benefits - You will be eligible to participate in the full range of these programs including life, health, dental and disability insurance.

- Company Car - A company car valued at $60,000 or less will be provided, or you can take a net monthly payment of $1,100 in lieu of a car.

- Housing Allowance - A net housing allowance of $2,000 per month will be provided.

- Change of Control and Severance - It is agreed that you have waived participation in the Liggett Group Inc. Executive Termination Policy #2503.


If you are in agreement with the above, please sign both copies of this agreement and return one to my attention.

                                                 Sincerely,



                                                 Bennett S. LeBow


Accepted:



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Ronald S. Fulford         Date

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